EXHIBIT 11.1

           SUNRISE INTERANATIONAL LEASING CORPORATION AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS

                                                 Three Months Ended
                                                    June 30, 1998
                                               1998              1997
                                            ----------        ----------

Basic Earnings Per Share:

   Weighted average number of
     common shares outstanding               7,804,000         7,291,000
                                            ==========        ==========

       Net income                           $  699,000        $  877,000
                                            ==========        ==========
       Net income per common and
         common equivalent share            $     0.09        $     0.12
                                            ==========        ==========

Fully Dilutive Earnings Per Share:

   Weighted average number of                7,804,000        7, 291,000
   Common stock equivalents
     from assumed exercise of
     options and warrants                       36,000              --
                                            ----------        ----------
       Total shares                          7,840,000         7,291,000
                                            ==========        ==========

       Net income                           $  699,000        $  877,000
                                            ==========        ==========

       Net income per common
         and common equivalent share        $     0.09        $     0.12
                                            ==========        ==========

Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.